Where Food Comes From, Inc. 8-K

Exhibit 99.1

Where Food Comes From, Inc. Reports 2018 First Quarter Financial Results

First quarter revenue increased 18% to $3.6 million year over year

Verification and certification revenue up 9% to $2.8 million

Product sales revenue up 45% to $353,900

Software and consulting revenue segments combine for 71% increased to $470,700

Net income down 69% to $35,500 from $115,400

Adjusted EBITDA down 19% to $355,000 from $436,900

Cash generated from operations of $1.3 million, up 65% from $795,400

CASTLE ROCK, Colo. – May 14, 2018 – Where Food Comes From, Inc. (WFCF) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2018 first quarter financial results.

“We are off to a solid start to 2018. We achieved growth in all revenue segments, and are particularly pleased with the performance of our SureHarvest unit, which generated a 71% year-over-year increase in revenue for the quarter,” said John Saunders, Chairman and CEO.  “In what is traditionally one of our slower, off-season quarters for beef verification activity, we saw 9% overall growth in this segment, driven in part by an uptick in activity due to the recent re-opening of Chinese beef markets. Although the potential for tariffs on Chinese beef imports has created some uncertainty in this area, we saw steady growth in new customer wins for source and age verifications and are cautiously optimistic that the political issues will be resolved favorably. If that should not be the case, we are still confident in our ability to achieve year-over-year revenue growth.

“In the meantime, we continue to benefit from industry tailwinds around food transparency and consumer preferences for knowing more about where their food comes from,” Saunders added. “Demand for Non-GMO Project and organic certifications, in particular, has been very strong and we continue to benefit from our bundling capabilities made possible by the diversity of our solutions mix. Looking forward, we expect to continue to add new solutions through internal development as well as selective M&A activity that can not only add new verification standards but can strengthen our technology portfolio as well.”

First Quarter Results

Revenue increased 18% in the first quarter of 2018 to $3.6 million from $3.1 million in the same quarter last year. Revenue mix included $2.8 million in verification and certification services revenue, up 9% year over year; product revenue of $353,900, up 45%; license, maintenance and support revenue of $287,400, up 168%; and software-related consulting services of $183,300, up 9%. The increase in verification, certification and product revenue was due to the addition of new customers and increased activity related to the re-opening of Chinese beef markets. Software license, maintenance, support and consulting revenue, all of which is generated by the Company’s SureHarvest subsidiary, increased 71% to $470,700 due primarily to an increase in billable hours.

Gross profit for the quarter increased 18% to $1.7 million from $1.5 million a year ago. Gross margin was 47.8%, up slightly from 47.6% in the same period last year. All revenue segments contributed positively to gross profit.

Selling, general and administrative expense increased to $1.7 million from $1.5 million last year. Approximately $57,000 of the increase was due to the write-off of a beneficial lease arrangement (included in depreciation and amortization expense) related to the Company’s 2012 acquisition of ICS. The balance was attributable to costs associated with office space expansion, personnel, and higher public company expenses, including compliance with the new revenue recognition accounting standard ASC 606 implemented in 2017.

Net income attributable to Where Food Comes From, Inc. for the quarter declined to $35,500, or less than $0.01 per share, versus $115,400, or less than $0.01 per share, in the first quarter of 2017.

Adjusted EBITDA was $355,000, down 19% from $436,900 in the same quarter last year.

The Company generated $1.3 million in net cash from operations for the quarter, up 65% year over year from $795,400.

Balance Sheet

The Company’s cash, cash equivalents and short-term investments balance at March 31, 2018, increased 32% to $4.6 million from $3.4 million at 2017 year-end. Working capital was $3.8 million, up from $3.7 million at 2017 year-end.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13679187

Phone replay:

A telephone replay of the conference call will be available through May 28, 2018, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13679187

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. The Company supports more than 15,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, A Bee Organic and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; adding new solutions through internal development and M&A activity; strengthening our technology portfolio; potential for a positive outcome to the Chinese beef tariff issue; expectations for continued revenue growth; and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the first quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

 Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2018		2017
Revenues:
Verification and certification service		$2,796,194		$2,554,635
Product sales		353,894		243,266
Software license, maintenance and support		287,444		107,186
Software-related consulting service		183,270		168,861
Total revenues		3,620,802		3,073,948
Costs of revenue:
Costs of verification and certification services		1,450,609		1,257,373
Costs of products		225,975		153,866
Costs of software license, maintenance and support services		137,434		127,462
Costs of software-related consulting services		75,461		72,610
Total costs of revenue		1,889,479		1,611,311
Gross profit		1,731,323		1,462,637
Selling, general and administrative expenses		1,704,474		1,470,829
Income (loss) from operations		26,849		(8,192)
Other expense (income):
Interest expense		1,079		162
Other income, net		(2,918)		(1,328)
Income (loss) before income taxes		28,688		(7,026)
Income tax expense		8,000		3,000
Net (loss) income		20,688		(10,026)
Net loss attributable to non-controlling interest		14,796		125,405
Net income attributable to Where Food Comes From, Inc.		$35,484		$115,379

Net income per share:
Basic	$	*	$	*
Diluted	$	*	$	*

Weighted average number of common shares outstanding:
Basic		24,648,610		24,648,036
Diluted		24,845,002		24,781,511
* less than $0.01 per share

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three Months Ended March 31,
	2018	2017

Net Income attributable to WFCF	$35,484	$115,379
Adjustments to EBITDA:
Interest expense	1,079	162
Income tax expense	8,000	3,000
Depreciation and amortization	272,500	209,921
EBITDA*	317,063	328,462
Adjustments:
Stock-based compensation	37,902	45,057
Cost of acquisition	—	63,344
Adjusted EBITDA*	$354,965	$436,863

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	March 31,	December 31,
	2018	2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$3,822,322	$2,705,778
Accounts receivable, net	1,523,334	1,898,749
Short-term investments	745,122	743,206
Prepaid expenses and other current assets	317,024	245,073
Total current assets	6,407,802	5,592,806
Property and equipment, net	1,140,332	1,068,087
Intangible and other assets, net	3,758,084	3,948,530
Goodwill	2,652,250	2,652,250
Deferred tax assets, net	125,622	79,622
Total assets	$14,084,090	$13,341,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$459,020	$457,307
Accrued expenses and other current liabilities	666,800	555,129
Customer deposits and deferred revenue	1,468,537	851,185
Current portion of notes payable	9,622	9,446
Current portion of capital lease obligations	7,577	7,527
Total current liabilities	2,611,556	1,880,594
Notes payable, net	39,964	42,452
Capital lease obligations, net of current portion	23,507	25,419
Lease incentive obligation	144,480	147,189
Total liabilities	2,819,507	2,095,654
Contingently redeemable non-controlling interest	1,559,969	1,574,765

Stockholders’ equity:
Common stock	24,972	24,972
Additional paid-in-capital	10,390,939	10,353,037
Treasury stock	(764,178)	(724,530)
Retained earnings (accumulated deficit)	52,881	17,397
Total equity	9,704,614	9,670,876
Total liabilities and stockholders’ equity	$14,084,090	$13,341,295